UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Eagle Bancorp Montana, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EAGLE BANCORP MONTANA, INC.

1400 Prospect Avenue

Helena, Montana 59601

(406) 442-3080

To our Stockholders:

You are cordially invited to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Eagle Bancorp Montana, Inc. (“Eagle”), the holding company of Opportunity Bank of Montana (the “Bank”). The Annual Meeting is scheduled to be held on Thursday, April 18, 2024, at 11:00 a.m., Mountain time, at the main office of the Bank, located at 1400 Prospect Avenue, Helena, Montana.

The attached Notice of Annual Meeting and Proxy Statement describes the proposals to be voted on at the Annual Meeting. Also contained in this package is Eagle’s Annual Report on Form 10-K for the year ended December 31, 2023, that contains important business and financial information concerning Eagle and the Bank.

The Board of Directors of Eagle has determined that approval of the proposals is in the best interests of Eagle and its stockholders. Therefore, the Board unanimously recommends that you vote in favor of all proposals and in favor of the Board’s nominees for director. Members of the Board and officers of Eagle and Eagle’s independent registered public accounting firm will be available at the Annual Meeting to respond to any questions that you may have regarding the agenda for the Annual Meeting and any adjournment thereof.

You are urged to vote your shares as soon as possible. Your cooperation is appreciated since a majority of the common stock outstanding must be represented either in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

On behalf of the Board of Directors and all of the employees of Eagle, I wish to thank you for all your support and interest.

Sincerely yours,

/s/ Laura F. Clark

Laura F. Clark President & Chief Executive Officer

March 13, 2024

EAGLE BANCORP MONTANA, INC.

1400 Prospect Avenue

Helena, MT 59601

(406) 442-3080

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

Thursday, April 18, 2024

11:00 a.m. (Mountain Time)

On behalf of the Board of Directors, I am pleased to invite you to attend the 2024 Annual Meeting of Stockholders of Eagle Bancorp Montana, Inc. (“Eagle”), which will be held Thursday, April 18, 2024, at 11:00 a.m. Mountain time. The purposes of the meeting are:

1.	To elect, for a three-year term, the four nominees named in the accompanying Proxy Statement;

2.	To ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;

3.	To hold an advisory vote on the compensation of our named executive officers;

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Proxy Statement accompanying this Notice of 2024 Annual Meeting of Stockholders describes each of these items in detail. The Proxy Statement contains other important information that you should read and consider before you vote.

The Board of Directors of Eagle has fixed the close of business on Friday, March 1, 2024 as the voting record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Your vote is important. You are urged to vote your shares as soon as possible even if you plan to attend the Annual Meeting. Information about how to vote your shares via the Internet, by telephone, or by signing, dating and returning your proxy card can be found in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Laura F. Clark

Laura F. Clark President & Chief Executive Officer

March 13, 2024

Helena, Montana

EAGLE BANCORP MONTANA, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

APRIL 18, 2024

GENERAL INFORMATION

This Proxy Statement is being furnished to the holders of the common stock of Eagle Bancorp Montana, Inc. (sometimes referred to as “Eagle,” the “Company,” “we,” “our” or “us”), in connection with the solicitation of proxies by the Board of Directors of Eagle for use at the 2024 Annual Meeting of Stockholders, or Annual Meeting, for the purposes set forth in the attached Notice of 2024 Annual Meeting of Stockholders.

This Proxy Statement and proxy card are being sent to holders of the common stock beginning on or about March 13, 2024. A copy of Eagle’s Annual Report to Stockholders, which includes our audited financial statements, also accompanies this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on April 18, 2024: The Eagle Proxy Statement and accompanying 2023 Annual Report are available at www.investorvote.com/EBMT. The contents of websites are not incorporated herein by reference and any reference to website addresses provided throughout this Proxy Statement are intended to be inactive textual references only.

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:	Thursday, April 18, 2024
Time:	11:00 a.m., Mountain Time
Place:	The main office of Opportunity Bank of Montana 1400 Prospect Avenue, Helena, Montana

Matters to Be Considered and Acted Upon at the Annual Meeting

Each proxy solicited hereby, if properly signed and returned to Eagle and not revoked prior to its use, will be voted in accordance with the instructions indicated on the proxies. If no contrary instructions are given, each signed proxy received will be voted in favor of the following:

Proposal 1 – Election of the nominees of the Board of Directors: Kenneth M. Walsh, Shavon R. Cape, Thomas J. McCarvel and Laura F. Clark.

Proposal 2 – Ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for 2024.

Proposal 3 – Advisory vote on executive compensation.

We will also transact any other matter that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. Only proxies that are returned can be counted and voted at the Annual Meeting.

Who is Entitled to Vote?

Only holders of record of our common stock at the close of business on March 1, 2024 (the "Record Date"), will be entitled to vote at the Annual Meeting and any postponements or adjournments of that meeting. On the Record Date, we had 8,016,784 outstanding shares of common stock. Each share of common stock is entitled to one vote.

How do I Vote?

If on the record date your shares were registered directly in your name with our transfer agent, Computershare, then you are a stockholder of record and you may vote using any of the following methods:

By Internet – You can vote via the Internet by going to www.investorvote.com/EBMT and following the instructions outlined on that website;

By Telephone – In the United States and Canada, you can vote telephonically by calling 1-800-652-8683 (toll free) and following the instructions provided by the recorded message; or

By Mail – You can vote by mail by filling out the enclosed proxy card and returning it pursuant to the instructions set forth on the card.

In Person at the Annual Meeting - Stockholders of record may attend the Annual Meeting and vote in person.

What if My Shares are Held in “Street Name”?

If on the record date your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. You will receive instructions from your bank, broker or other nominee describing how to vote your shares. The availability of Internet and telephone voting may depend on the voting process of the organization that holds your shares. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record you will need to obtain a proxy from your brokerage firm, bank, dealer or other organization that holds your shares to vote your shares at the Annual Meeting.

May I Revoke My Proxy?

A stockholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by:

●	giving written notice of revocation to the Secretary of Eagle;
●	properly submitting to Eagle a duly-executed proxy bearing a later date; or
●	attending the Annual Meeting and voting in person.

You may also change or revoke your proxy by Internet or telephone prior to 11:59 p.m. Mountain Time on Wednesday, April 17, 2024. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Eagle Bancorp Montana, Inc., P.O. Box 4999, Helena, Montana 59604, Attention: Chantelle Nash. Proxies solicited hereby may be exercised only at the Annual Meeting and will not be used for any other meeting.

What are the Quorum Requirements?

The presence in person or by proxy of the holders of shares representing at least a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Shares represented by proxies marked as abstentions will be counted toward determining the presence of a quorum. With respect to any matter, any shares for which a broker indicates on the proxy that it does not have discretionary authority as to such shares to vote on such matter, or broker non-votes, will be considered present for the purposes of determining whether a quorum is present. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting shall be adjourned in order to permit further solicitation of proxies.

What are the Voting Procedures?

Once a quorum has been established, the directors will be elected by a plurality vote and the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting is required to approve the other proposals described in this Proxy Statement, except as described below.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Directors will be elected by a plurality of votes (the highest number of votes cast). Stockholders are not permitted to cumulate their votes for the election of directors or any other purpose. Votes may be cast for or withheld from each nominee for election as directors. The election of directors (Proposal 1) is a matter considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1. Votes that are withheld and broker non-votes will have no effect on the outcome of the election for directors because directors will be elected by a plurality of votes cast (i.e. withheld votes and broker non-votes will not be included in the numerator or denominator).

The favorable vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required for the ratification of Moss Adams LLP as independent registered public accounting firm for the fiscal year ending December 31, 2024. Votes may be cast for or against the ratification of Moss Adams LLP or stockholders may abstain from voting. The ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal 2) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. Abstentions will have the effect of a vote against the ratification of Moss Adams LLP.

The favorable vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required for the approval, on an advisory basis, of the advisory vote on executive compensation. Votes may be cast for or against the advisory vote on executive compensation or stockholders may abstain from voting. As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions. The advisory vote on executive compensation (Proposal 3) is a matter considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 3. Abstentions will have the effect of a vote against the advisory vote on executive compensation. Broker non-votes will have no effect on the outcome of the advisory vote on executive compensation (i.e. broker non-votes will not be included in the numerator or denominator).

The votes required to elect the director nominees and to approve the other proposals being considered at the Annual Meeting are summarized below, along with the effect of broker non-votes and abstentions, and voting options for each proposal.

Proposal		Vote Required	Effect of Broker Non-Votes	Effect of Abstentions	You May Vote
PROPOSAL 1	Election of Directors	Plurality of the votes cast	No effect	No effect	For or Withheld
PROPOSAL 2	Advisory Vote on Executive Compensation	Majority of shares present and entitled to vote	No effect	Vote against	For, Against or Abstain
PROPOSAL 3	Ratification of the Appointment of Independent Auditor	Majority of shares present and entitled to vote	N/A(1)	Vote against	For, Against or Abstain

(1)	The broker that holds shares in the name of the beneficial owners may vote in its discretion for “routine” matters.

Eagle’s Annual Report to Stockholders, which includes its annual report on Form 10-K for its year ended December 31, 2023, is being mailed to stockholders with this Proxy Statement. Eagle has filed its annual report with the Securities and Exchange Commission. Stockholders may obtain, free of charge, an additional copy of the annual report on Form 10-K by requesting it from Chantelle Nash in writing at Eagle Bancorp Montana, Inc., P.O. Box 4999, Helena, Montana 59604, or by calling her at (406) 442-3080.

Executed, unmarked proxies will be voted FOR all nominees for Director, and FOR Proposals 2 and 3. Except for procedural matters incidental to conduct of the Annual Meeting, Eagle knows of no other matters expected to come before the Annual Meeting.

Proxies solicited hereby are to be returned to Eagle’s transfer agent, Computershare. The Board of Directors has designated Chantelle Nash, corporate secretary, to act as Inspector of Election and tabulate votes at the Annual Meeting. After the final adjournment of the Annual Meeting, the proxies will be returned to Eagle.

Who Bears the Cost of Proxy Solicitation?

All costs of solicitation of proxies will be borne by Eagle. In addition to solicitation by use of mail, directors, officers and other employees of Eagle or Opportunity Bank of Montana (sometimes referred to as the “Bank” or “Opportunity Bank”) may solicit proxies personally, or by mail or telephone or other means and will not receive any special compensation for their services. Eagle will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to the beneficial owners of common stock.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as of March 1, 2024, except as specifically noted, with respect to ownership of Eagle’s common stock by: (i) the Opportunity Bank of Montana Employee Stock Ownership Plan, or the (“ESOP”); (ii) the named executive officers, nominees for director and directors of Eagle; (iii) all the directors, nominees for director and executive officers of Eagle as a group; and (iv) each person known to be a beneficial owner of more than 5% of the outstanding shares of common stock. Beneficial ownership of shares is determined under the SEC’s rules and generally includes any shares over which a person exercises sole or shared voting or investment power. All information shown regarding persons other than executive officers, directors and nominees for director is based on information reported on Schedules 13D and 13G, or amendments thereto, filed with the SEC on the dates indicated in the footnotes to this table, and percentages as calculated assuming continued beneficial ownership at March 1, 2024.

The percentages of beneficial ownership were calculated on the basis of 8,016,784 shares of common stock outstanding as of March 1,2024.

	Common Stock(1)
Name and Address(2)	Number of Shares Beneficially Owned		Percent of Class

Directors, Nominees for Director and Named Executive Officers

Rick F. Hays	37,868		*
Peter J. Johnson	79,139		1.0%
Thomas J. McCarvel	37,808		*
Maureen J. Rude	8,324		*
Shavon R. Cape	10,644		*
Tanya J. Chemodurow	8,354		*
Kenneth M. Walsh	166,039	(5)	2.1%
Corey I. Jensen	7,389		*
Benjamin G. Ruddy	16,993	(4)	*
Cynthia A. Utterback	6,111		*
Laura F. Clark	18,757	(4)	*
Samuel D. Waters	32,288	(6)	*
Dale F. Field	20,132	(3)(4)	*
Miranda J. Spaulding	6,513	(4)	*

Directors and Executive Officers as a group (20 persons)	534,691		6.7%

More than 5% Beneficial Owners

Fourthstone LLC 575 Maryville Centre Drive, Suite 110 St. Louis, MO 63141	440,364	(7)	5.5%

Opportunity Bank of Montana Employee Stock Ownership Plan 1400 Prospect Avenue Helena, MT 59601	191,922	(8)	2.4%

*	Represents less than 1% of outstanding shares.
(1)

Except as otherwise noted, all beneficial ownership by directors, nominees and executive officers is direct and each director, nominee or executive officer exercises sole voting and investment power over the shares.

(2)	Unless otherwise indicated, the address for each director, nominee and executive officer of the Company is c/o Eagle Bancorp Montana, Inc., 1400 Prospect Avenue, Helena, MT 59601.
(3)	Includes common stock held in the Bank’s Non-Contributory Profit Sharing Plan.
(4)	Includes common stock held in the Bank’s ESOP.
(5)	Includes 67,270 shares held jointly with his spouse.
(6)	Includes 415 shares held indirectly by his spouse.
(7)	Based on information set forth in Schedule 13G filed on February 14, 2024. Fourthstone LLC, a registered investment adviser, directly holds the shares on behalf of its advisory clients.
(8)

As of December 31, 2023, the ESOP held 191,922 shares of common stock that have not been allocated to Plan participants. As of December 31, 2023, the Plan maintains 240,266 shares that have been allocated to Plan participants. A total of 432,188 shares are held in the Plan.

CORPORATE GOVERNANCE

Board Independence

Under the listing standards of the Nasdaq Stock Market LLC, a majority of our Board members must be “independent.” The Board of Directors annually determines whether each of our directors is independent. In determining independence, the Board follows the independence criteria set forth in the Nasdaq Marketplace Rules, and considers all relevant facts and circumstances.

Eagle’s Board of Directors has affirmatively determined that the following eight directors are “independent,” as defined by the Marketplace Rules of the Nasdaq Stock Market LLC: Messrs. Hays, Jensen, McCarvel and Walsh, and Ms. Cape, Chemodurow, Rude and Utterback. Messrs. Johnson, Ruddy and Waters and Ms. Clark do not meet these independence standards because they are executive officers and/or employees, or have been an employee within the last three years. Under the Marketplace Rules, a director can be independent only if the director does not trigger a categorical bar to independence and the board of directors affirmatively determines that the director does not have a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment by the director in carrying out the responsibilities of a director. In determining the independence of the directors, the Board considered the relationships described under “Transactions with Certain Related Persons,” which it determined were immaterial to the individual’s independence.

Board Attendance and Committees

The business of the Bank’s Board of Directors is conducted through regular monthly meetings, while Eagle’s Board has regular quarterly meetings. Additional meetings are scheduled as circumstances warrant. During the year ended December 31, 2023, the Board of Eagle met twelve (12) times and the Board of the Bank met twelve (12) times. The non-employee directors and the CEO met six (6) times in executive sessions during 2023. All Directors who served as directors during the full year ended December 31, 2023, attended at least 75% of the total Board and committee meetings to which they were assigned. Directors are encouraged, but not required, to attend the Annual Meeting. Of the then current 12 members of the Board, all but one of the members of the Board attended the 2023 Annual Meeting.

The Board of Directors has three standing committees: Audit, Compensation and Nominating. The charter for each of our committees can be found at www.opportunitybank.com under “About Us – Code of Ethics.”

Membership in each of the committees, as of March 13, 2024, is shown in the following chart:

Audit	Compensation	Nominating

Maureen J. Rude (Chair)	Thomas J. McCarvel (Chair)	Shavon R. Cape (Chair)
Cynthia A. Utterback	Tanya J. Chemodurow	Thomas J. McCarvel
Corey I. Jensen	Corey I. Jensen	Rick F. Hays
Kenneth M. Walsh

All directors served on the respective committees listed above for the entire 2023 fiscal year except as follows:

●	Nominating Committee – Mr. Walsh was elected as a member effective April 2023.

Audit Committee. Eagle has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met nine (9) times during the year ended December 31, 2023. The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its responsibility for oversight of Eagle’s accounting and the quality and integrity of Eagle’s financial reporting process. Each member is “independent”, in accordance with the Nasdaq Marketplace Rules and SEC regulations applicable to audit committee members. The Board of Directors has determined that Ms. Rude meets the requirements of “audit committee financial expert”, within the meaning of SEC regulations. A description of Ms. Rude’s experience is provided under “Proposal 1 – Election of Directors.” The Board believes that the other members of the Audit Committee are qualified to serve based on their experience and background.

The Audit Committee has adopted a written charter which describes the Committee’s principal duties and responsibilities including, but not limited to:

●	Direct responsibility for the appointment, compensation, retention, oversight and termination of the independent registered public accounting firm;

●

Oversight and review of the annual financial reporting process and adequacy and integrity of Eagle’s financial information (including corporate accounting, financial reporting practices, and the quality of the financial reports of Eagle);

●	Oversight and review of the legal and regulatory requirements of Eagle;

●	Oversight and review of the independent registered public accounting firm’s qualifications and independence;

●	Oversight and review of the performance of Eagle’s internal audit function and the independent accountants and other mandated Audit Committee duties;

●	Oversight and review of the system of internal controls and safeguards;

●

Review with the independent registered public accounting firm, the internal auditor and management the adequacy of Eagle’s internal controls and any material weaknesses, any findings or recommendations from the independent registered public accounting firm, all critical accounting policies and all other material matters relating to the audit procedures;

●	Review of related party transactions, legal and regulatory matters material to the financial statements and the compliance programs of Eagle;

●

Maintenance of an open avenue of communication between the Board of Directors, senior management, internal auditors, and Eagle’s independent registered public accounting firm and to permit internal auditors and the independent registered public accounting firm to meet with the Audit Committee without the presence of management; and

●	Oversight, review and approval of audit, audit-related, tax and all other fees.

As required under the Sarbanes-Oxley Act of 2002, the Audit Committee has in place procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee. Each member of the committee is “independent” in accordance with the listing standards of the Nasdaq Marketplace Rules applicable to compensation committee members. The Compensation Committee reviews all compensation components for our executive officers, including salary, incentive, and deferred compensation plans. In setting appropriate compensation for the executive officers, the Committee considers the performance of Eagle, the level of salary, incentive and stock options and other benefits provided to executive officers of comparable companies, and the level of compensation paid in recent years. As described in the Committee’s charter, the Compensation Committee may delegate authority to one or more members, but any decisions made as a result of that delegation must be considered by the full Committee at its next scheduled meeting. In its oversight of compensation programs, prior to making recommendations to the full Board, the Committee reviews recommendations from the CEO regarding the other executive officers. Decisions by the Compensation Committee are approved by the full Board of Directors. The Compensation Committee met five (5) times during the year ended December 31, 2023. The Committee engaged an outside compensation consultant, Pearl Meyer and Partners, LLC, during 2022 to review executive and director compensation. In addition, the consultants reviewed the Compensation Committee’s charter and responsibilities. The consultants were engaged by the Compensation Committee, with management assisting in the preparation of data requested by the consultants. Pearl Meyer and Partners, LLC was selected due to its familiarity with the Company as it had performed a review of the Company’s employee compensation practices in 2020, 2018 and 2017. The committee expects to engage outside consultants every two to three years. The consultants were asked to review and analyze comparisons of senior executive compensation and benefits and director compensation utilizing independent surveys and their own database of compensation information. The consultants also considered criteria used by the FDIC in determining excessive compensation. The consultants provided conclusions regarding the salary and benefit levels of senior management and the board of directors. The Compensation Committee has assessed the independence of Pearl Meyer and Partners, LLC, as required under the Nasdaq Marketplace Rules. The Compensation Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to any of the compensation consultants described above. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Pearl Meyer and Partners, LLC.

The Nominating Committee. All current members are “independent” in accordance with the listing standards of the Nasdaq Marketplace Rules. The Nominating Committee met three (3) times during 2023, plus portions of regular board meetings are used to review candidates under consideration. On January 18, 2024, the Nominating Committee recommended to the Board of Directors, nominees for directors for election at the 2024 Annual Meeting. Only those nominations made by the Nominating Committee or properly presented by stockholders will be voted upon at the Annual Meeting. In its deliberations for selecting candidates for nominees as director, the Nominating Committee considers the candidate’s knowledge of the banking business and involvement in community, business and civic affairs, and also considers whether the candidate would provide for adequate representation of Eagle’s market area. Any nominee for director made by the Nominating Committee must be highly qualified with regard to some or all these attributes. In searching for qualified director candidates to fill vacancies on the Board, the Nominating Committee solicits its current Board of Directors for names of potentially qualified candidates. Additionally, the Nominating Committee may request that members of the Board pursue their own business contacts for the names of potentially qualified candidates. The Nominating Committee would then consider the potential pool of director candidates, select the candidate the Nominating Committee believes best meets the then-current needs of the Board, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history, potential conflict of interest or regulatory issue that would cause the candidate not to be qualified to serve as a director of Eagle. As a policy, the Nominating Committee will consider director candidates recommended by Eagle’s stockholders. If a stockholder properly submits a proposed nominee, the Nominating Committee would consider the proposed nominee, along with other proposed nominees recommended by members of Eagle’s Board of Directors, in the same manner in which the Nominating Committee would evaluate its nominees for director. Additionally, the Nominating Committee annually reviews the Board’s size, structure, composition and functioning, to ensure an appropriate blend and balance of diverse skills and experience. Diversity may encompass a candidate’s gender, race, national origin, educational and professional experiences, expertise and specialized or unique technical backgrounds and/or other tangible or intangible aspects of the candidate’s qualifications in relation to the qualifications of the then current board members and other potential candidates. The Nominating Committee does not have a formal policy specifying how diversity should be applied in identifying or evaluating director candidates, and diversity is but one of many factors the Nominating Committee may consider. For a description of the proper procedure for stockholder nominations, see “Stockholder Proposals and Nominations” in this Proxy Statement.

Board Diversity

The following table sets forth certain Board diversity information with respect to each director. The information is based on voluntary self-identification by each Board member.

Board Diversity Matrix (As of January 31, 2024)
Total Number of Directors	12
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	5	7	--	--
Part II: Demographic Background
African American or Black	--	--	--	--
Alaskan Native or Native American	--	--	--	--
Asian	--	--	--	--
Hispanic or Latinx	--	--	--	--
Native Hawaiian or Pacific Islander	--	--	--	--
White	5	7	--	--
Two or More Races or Ethnicities	--	--	--	--
LGBTQ+	--	--	--	--
Did Not Disclose Demographic Background	--	--	--	--

Board Policies Regarding Communications with the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board. Stockholders wishing to communicate with the Board of Directors should send any communications to Chantelle Nash, Secretary, Eagle Bancorp Montana, Inc., P.O. Box 4999, Helena, Montana 59604. Any communication must state the number of shares beneficially owned by the stockholder making the communication. The Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has authority to discard the communication or take appropriate legal action.

Board Leadership Structure

The Board of Directors is responsible for overseeing the exercise of corporate power and ensuring that the Company’s business and affairs are managed to meet our stated goals and objectives. The Board ensures that we have an effective management team in place to run our business and serves to protect and advance the long-term interests of our stockholders. The role of our executive officers is to develop and implement a strategic business plan for the Company and to grow our business. Our employees conduct our business under the direction of our President and Chief Executive Officer and with the independent oversight of the Board.

The leadership structure of the Board of Directors is provided through a Chair and a Vice Chair. Eagle’s current practice is to not combine the Chief Executive Officer and Chair roles. The Board believes that having an outside, independent director serve as chairperson is the most appropriate leadership structure for the Board at this time, as it enhances the Board’s independent oversight over management and strategic planning, reinforces the Board’s ability to exercise its independent judgment to represent stockholder interests and strengthens the objectivity and integrity of the Board. The Chair, Rick F. Hays, presides over meetings of the Board, prepares meeting agendas in consultation with senior management and Vice Chair Thomas J. McCarvel, evaluates Director candidates, manages the Board’s process for self-assessment and evaluation of the Chief Executive Officer, and presides over all meetings of the stockholders. The Chair presides over executive sessions of the non-employee directors, and briefs, as appropriate, the full board about the results of such executive sessions. The Vice Chair presides over Board meetings at which the Chair is not present. The Board of Directors periodically review the Company’s leadership structure and may modify the structure as it deems appropriate given the specific circumstances then facing the Company.

The Board’s Role in Risk Oversight

Management is responsible for identifying, evaluating, managing, and mitigating the Company’s exposure to risk. It is the Board’s responsibility to oversee the Company’s risk management process and to ensure that management is taking appropriate action to identify, manage and mitigate key risks. The Board executes its oversight responsibility for risk management directly and through its Committees, as follows:

The Audit Committee has primary responsibility for discussing polices with management and our independent registered public accounting firm, as appropriate, with respect to risk oversight including Eagle’s major business and financial risk exposures, including cybersecurity risks, and providing the Board with advice and recommendations regarding the ongoing development of risk oversight and management policies that set out the roles and respective accountabilities of the Board, the Committee, management and the internal audit function. The policies cover the areas of risk oversight, compliance and control, risks arising from related person transactions, and assessment of effectiveness. The Audit Committee’s meeting agenda includes discussions of individual risk areas throughout the year. For additional information, see “Proposal 1 – Election of Directors – Board Attendance and Committees.”

The Board’s other committees, which are the Nominating Committee and the Compensation Committee, oversee risks associated with their respective areas of responsibility. For example, the Nominating Committee considers risks associated with corporate succession plans, and the Compensation Committee reviews risks associated with our compensation policies and practices relating to our executive officers.

The Board also considers risks relating to our strategic plan, in part by receiving regular reports from the heads of our principal business and corporate functions that include discussions of the risks and exposures involved in their respective areas of responsibility. These reports are provided in connection with regular Board meetings and are discussed, as necessary, at the meetings.

Code of Ethics

In 1992 the Board of Directors of the Bank first adopted a Code of Ethics and Conflict of Interest Policy. It is reviewed and modified as necessary. The most recent review and approval was July 20, 2023. The Code of Ethics and Conflict of Interest Policy is applicable to each of Eagle’s directors, officers and employees, including the principal executive officer, principal financial officer and principal accounting officer, and requires individuals to maintain the highest standards of professional conduct and to provide an annual attestation. We expect that any amendments to such code or any waivers of its requirements, will be disclosed on our corporate website. A copy of the Code of Ethics and Conflict of Interest Policy is available on Eagle’s website at www.opportunitybank.com. Persons may also receive a copy of the Code of Ethics and Conflict of Interest Policy free of charge by requesting it in writing from Laura F. Clark at Eagle Bancorp Montana, Inc., P.O. Box 4999, Helena, Montana 59604, or by calling her at (406) 442-3080.

Hedging, Short Sales, and Pledging Policies

Our Insider Trading Policy applies to our directors and employees, as well as family trusts or similar entities controlled by or benefiting individuals subject to the Insider Trading Policy. The policy strongly discourages directors, officers, and employees who are Insiders (as defined in the policy), from hedging transactions involving Company securities, and it also strongly discourages transactions that establish downside price protection, including short sales, and buying or selling put options, call options, or other derivatives of Company securities. The policy prohibits Insiders from holding securities in a margin account or pledges as collateral, except in certain circumstances with pre-approval from our Insider Trading Compliance Officer.

Stock Ownership Guidelines for Non-Employee Directors

In an effort to ensure that the interests of our non-employee directors are aligned with our stockholders, the Company established non-employee director stock ownership guidelines that require non-employee directors to own shares equal to five times their annual cash retainer. The Chief Executive Officer is also subject to stock ownership guidelines as well that require ownership of shares equal to two times base salary. Non-employee directors are expected to meet this requirement within five years of the later of September 30, 2024 or the date of their election or appointment to the Board. If the compliance date were the Record Date, all of the non-employee director nominees have either met the stock ownership guidelines or are within the five-year phase-in period. Laura F. Clark, our Chief Executive Officer, has four years remaining to meet the stock ownership guidelines for Chief Executive Officer.

Directors’ Compensation

The Compensation Committee evaluates director compensation and compares the Company’s director compensation to that offered by peer companies. The Board’s general policy is that compensation for the non-employee directors should be a mix of cash and equity-based compensation. During the year ended December 31, 2023, each non-employee director, except for Chair of the Board, Chair of the Audit Committee, Chair of the Compensation Committee and Chair of the Nominating Committee was paid an annual cash fee of $30,000. Each non-employee director was also granted $20,000 in restricted stock awards under the 2020 Non-Employee Director Award Plan. The restricted stock is rounded down to avoid a fractional share award and vests on the one-year anniversary of the grant. The Chair of the Board received an annual cash fee of $50,000, the Chair of the Audit Committee received an annual cash fee of $35,000 and the Chair of the Compensation Committee received an annual cash fee of $32,000. In addition, the Chair of the Nominating Committee received an annual cash fee of $32,000 starting January 1, 2023. Also, each non-employee director, other than the Chair of the Board, was paid $400 for each committee meeting attended. No fees are paid for director attendance at Board meetings other than $200 for any director who travels to Board meetings from out of town. The total fees paid to the directors of Eagle for the year ended December 31, 2023, were $348,000. Eagle has no other director compensation plans or director deferred compensation plans other than the 2011 Stock Incentive Plan and the 2020 Non-Employee Director Award Plan. The 2011 Stock Incentive Plan was approved at the annual meeting in 2011 and amended in 2015, 2017, 2020 and 2022. While the Board has the flexibility to determine at the time of each grant the vesting provisions for that grant, these restricted stock awards typically vest over three to five years following the date of grant. The 2020 Non-Employee Director Award Plan was approved at the annual meeting in 2020 and amended in 2023, This Plan provides for annual grants of restricted stock.

Each director of Eagle also serves as a director of Opportunity Bank. Directors do not receive additional compensation for their service on the board of Opportunity Bank. The compensation of Ms. Clark, President and CEO, is reported under “Executive Compensation” below and accordingly is not included in the following table. Messrs. Ruddy and Waters did not receive any director compensation during 2023 since they were employed by Opportunity Bank. We reimburse our directors for reasonable expenses incurred in connection with attending Board and Board committee meetings.

2023 Director Compensation Table
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)

Rick F. Hays	$50,000	$19,963	$ --	$69,963
Peter J. Johnson(2)	34,800	19,963	57,088	111,851
Thomas J. McCarvel	37,400	19,963	--	57,363
Maureen J. Rude	42,000	19,963	--	61,963
Shavon R. Cape	40,200	19,963	--	60,163
Tanya J. Chemodurow	36,600	19,963	--	56,563
Kenneth M. Walsh	34,800	19,963	--	54,763
Corey I. Jensen	36,400	19,963	--	56,363
Benjamin G. Ruddy(2)	--	--	239,535	239,535
Cynthia A. Utterback	35,800	19,963	--	55,763
Samuel D. Waters(2)	--	--	245,353	245,353

(1)

The amounts shown in this column represent the aggregate grant date fair value of the restricted stock granted to each director in 2023, computed in accordance with Financial Accounting Standards Board ASC Topic 718. As of December 31, 2023, the aggregate number of unvested restricted stock shares outstanding for each director is included in the table below.

Name	Number of Restricted Stock Shares

Rick F. Hays	1,699
Peter J. Johnson	1,699
Thomas J. McCarvel	1,699
Maureen J. Rude	1,699
Shavon R. Cape	1,699
Tanya J. Chemodurow	1,699
Kenneth M. Walsh	1,699
Corey Jensen	1,699
Benjamin G. Ruddy	1,960
Cynthia A. Utterback	3,659
Samuel D. Waters	--

(2)

All other compensation for Messrs. Johnson, Ruddy and Waters reflects compensation paid to them as an employee, or former employee, not a director. Mr. Johnson’s compensation is for salary continuation agreement benefits. Mr. Ruddy’s compensation includes: salary of $190,000; incentive of $22,710; 401(k) company match of $4,242; life and medical insurance of $10,082; profit sharing contribution of $10,558; and ESOP of $1,943. Mr. Water’s compensation includes: salary of $222,508; 401(k) company match of $2,268; life and medical insurance of $304; profit sharing contribution of $4,536; salary continuation agreement benefit of $13,901; and ESOP of $1,836.

PROPOSAL 1 - ELECTION OF DIRECTORS

Eagle’s Bylaws provide that the Board of Directors be composed of not less than five or more than fifteen members, whose terms are divided into three approximately equal classes. The members of each class are elected for a term of three years or until their successors have been elected and qualified or until their earlier death, resignation or removal. One class is elected annually.

Board Nominees

Four directors will be elected at the Annual Meeting. The Nominating Committee has recommended to our Board of Directors, and the Board of Directors has approved the nomination of current directors Kenneth M. Walsh, Shavon R. Cape, Thomas J. McCarvel and Laura F. Clark for re-election. If elected, Mr. Walsh, Ms. Cape, Mr. McCarvel and Ms. Clark will each serve as a director for a three-year term expiring at the Annual Meeting to be held in 2027.

The Board’s Nominating Committee determines nominees for election as directors. The Bylaws also allow stockholders to submit nominations in writing directly to the Corporate Secretary (see “Stockholder Proposals and Nominations”). No stockholder nominations have been received by Eagle as of the date of this Proxy Statement. There are no arrangements known to management between the persons named and any other person pursuant to which such nominees were selected.

The persons named in the enclosed proxy intend to vote for the election of the named nominees, unless the proxy is marked by the stockholder to the contrary. Each nominee has consented to being named in this proxy statement and to serve as a director if elected. If any nominee is unable to serve, all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. The Board of Directors knows of no reason why any nominee might be unable to serve.

The following table sets forth certain information as of December 31, 2023, with respect to each nominee.

Name	Age	Director Since	New Term to Expire(1)

Kenneth M. Walsh	69	2018	2027
Shavon R. Cape	53	2015	2027
Thomas J. McCarvel	74	1998	2027
Laura F. Clark	67	2022	2027

(1) Terms expire on the date of the Annual Meeting.

Information Regarding Nominees

Kenneth M. Walsh served as President and CEO of Ruby Valley Bank from 1989 until it was acquired by the Company on January 31, 2018. He retired as Opportunity Bank’s Market President of the Ruby Valley Market on March 31, 2020. He has served on various committees for the Independent Community Bankers of America and attended numerous agriculture banking conferences and seminars. Currently he manages the family ranch that he grew up on in southwest Montana. He was elected to the Montana Legislature in 2020 and serves in the House of Representatives from his home district. His expertise in the agricultural lending specialty, in addition to his experience running a community bank, provides valuable knowledge and experience to the Board.

Shavon R. Cape is co-founder of a company formed in 2003 now known as JWT Restaurant Group, LLC, which develops and operates various commercial real estate ventures and hotels in the Bozeman and Billings markets. Prior to that she was a Financial Advisor with D. A. Davidson and Wachovia Securities. Ms. Cape’s experience with development projects and in the financial services industry brings valuable knowledge to the Board.

Thomas J. McCarvel served as a Vice President of Carroll College in Helena from December 1991 until his retirement in January 2017. From 1988 to 1991, he was the Chief Operating Officer of Anderson ZurMuehlen & Co., P.C., a public accounting firm in Helena, which served as the Company’s independent auditor prior to fiscal year 2006. His career also included founding and managing Bert & Ernies restaurants in Helena, Great Falls and Billings, Montana. Mr. McCarvel brings management and marketing experience to the Board, as well as helping to provide vision and experience to the strategic planning and financial management aspects of the Company.

Laura F. Clark joined the organization in March 2014 and serves as President and CEO of the Bank and Eagle. Prior to being named President in April 2022 and CEO effective January 1, 2023, she had served as the Company’s Executive Vice President/Chief Financial Officer/Chief Operating Officer. She was formerly the Senior Vice President and Chief Financial Officer of the Bank of Bozeman from 2005 to 2014. Her experience spans over 40 years and includes a variety of executive positions with First National Bancorp, Bankers Resource Center, Security Bank, Bank of Montana System and Montana Bancsystem. Ms. Clark holds a Bachelor of Arts degree in Business Administration from Montana State University-Billings. She currently serves as a board member of ExplorationWorks, a local Science Center that provides programs for early childhood education, STEM (science, technology, engineering and math) and healthy living, and is an active member of a local Rotary Club. She is also a board member of Montana Independent Bankers. Ms. Clark’s experience as a chief financial officer in commercial banking including nine years at the Bank provides the Board with valuable insight.

Election Procedures

The affirmative vote of a plurality of the votes cast at an Annual Meeting at which a quorum is present is required for the election of each of the nominees for director. This means that the four (4) director nominees, who receive the most votes from the holders of the outstanding shares of common stock for their election at the 2024 Annual Meeting will be elected to the four respective board seats.

Unless the authority to vote for the election of directors is withheld as to one or more of the nominees, all shares of common stock represented by proxy will be voted FOR the election of the nominees. If the authority to vote for the election of directors is withheld as to one or more but not all of the nominees, all shares of common stock represented by any such proxy will be voted FOR the election of the nominee or nominees, as the case may be, as to whom such authority is not withheld.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE TO THE BOARD OF DIRECTORS.

Directors Continuing in Office

A description of the background of each of our continuing directors, together with experience, qualifications, attributes or skills that caused our Board of Directors to determine that the individual should serve as a director, is set forth below.

The following table sets forth certain information as of December 31, 2023 with respect to each director continuing in office.

Name	Age	Director Since(1)	Current Term to Expire(2)
Benjamin G. Ruddy	45	2019	2025
Maureen J. Rude	61	2010	2025
Rick F. Hays	71	2007	2025
Peter J. Johnson	66	2007	2025
Samuel D. Waters	70	2022	2026
Cynthia A. Utterback	59	2019	2026
Corey I. Jensen	51	2018	2026
Tanya J. Chemodurow	59	2015	2026

(1)	Includes prior service on Eagle’s predecessor company.
(2)	All terms expire on the date of the Annual Meeting.

Benjamin G. Ruddy has served as Vice President/ Agricultural Division Manager of the Bank since October 2019. He joined Opportunity Bank in January 2019 as Vice President/Market President. He was previously the President of Big Muddy Bancorp, Inc. and The State Bank of Townsend and its predecessor since 2011 until it was acquired by the Company on January 1, 2019. He has worked in corporate finance and lending for the past 22 years with progressing responsibilities. His expertise in agriculture lending and putting together two merger transactions provides valuable knowledge to the Board. He is a previous board member on the Rocky Mountain Front Community Foundation.

Maureen J. Rude retired as the Executive Director of the Montana Homeownership Network/NeighborWorks Montana in 2019, a position she held since 2016. She served as its Operations Director since March 2008, coordinating statewide homebuyer education, planning and lending programs. She was the Montana Director for Fannie Mae from 2000 to 2008 and the Executive Director of the Montana Board of Housing from 1995 to 2000. Prior to Ms. Rude’s work in the housing finance industry she spent over six years at the Montana Legislative Auditor’s Office. She was in the 2005 class of Leadership Montana. In February 2014, Ms. Rude was awarded a certificate of completion for the NeighborWorks Achieving Excellence in Community Development program from Harvard University’s John F. Kennedy School of Government. She is a Certified Housing Development Professional and a Certified Public Accountant (retired). Ms. Rude brings a wealth of knowledge from her management and accounting experience, and she is well known throughout the state’s housing finance communities. Her expertise in residential housing complements the Bank’s business.

Rick F. Hays is Chair of the Board of Directors. Mr. Hays retired from Qwest Communications in November 2006, where he served as Montana President for Qwest operations, a position he held since 1996. He worked in the telecommunications industry for over 32 years. He has served on the boards of numerous civic, educational and charitable organizations ranging from the community hospital board to the regional airport authority. Mr. Hays’ experience as a senior executive at a large public telecommunications company brings leadership, vision and extensive business and operating experience to the Board.

Peter J. Johnson served as CEO of Eagle from December 2009 until his retirement on December 31, 2022. He had also served as President of Eagle from December 2009 until March of 2022. In addition, he was President of the Bank from July 2007 until March of 2022 and CEO since November 2007. Prior to being named President, he had served as the Company’s Executive Vice President and Chief Financial Officer. He joined the Bank in 1981. He previously served on the Montana Independent Bankers Association (“MIB”) board of directors and served as a member of the Federal Reserve Board’s Community Depository Institution Advisory Council from 2010-2012. He is a past Chair of the Helena Area Chamber of Commerce, the Diocese of Helena Finance Council, and St. Peter’s Health Foundation board. He is currently a member of St. Peter’s Health Foundation board and the Diocese of Helena Finance Council.

Mr. Johnson’s previous role as Chief Executive Officer provides the Board with a thorough understanding of the Company’s business and of the banking industry. His previous experience as Chief Financial Officer also provides the board with expertise in financial management and strategic planning.

Samuel D. Waters served as President of First Community Bank from 1999 to 2021 and as Chair of the Board for First Community Bank and First Community Bancorp, Inc. (“FCB”) from 2010 until it was acquired by the Company on April 30, 2022. Prior to that he was with Farm Credit Services from 1977 thru 1991 as an ag lender, branch manager and association executive. He joined First Community Bank in 1991 as Senior Vice President and lead ag lender and was later promoted to Executive Vice President and eventually President. After First Community Bank was acquired by Eagle Bancorp Montana, Inc. in 2022, Mr. Waters served as the Business Development Officer for Opportunity Bank until his retirement on December 31, 2023. He is a graduate of Montana State University with degrees in Accounting and Ag Business. He is also a graduate of Northwest Intermediate Banking School and Pacific Coast Banking School. He served two terms on the board for Montana Bankers Association and one term as their Chair of the board. Mr. Waters has been very active in his community serving on and chairing boards for many local organizations. Mr. Waters’ extensive experience in banking and as a chief executive officer provides valuable knowledge and experience to the Board.

Cynthia A. Utterback is a Principal at Pinion, where she provides tax services for businesses, individuals, trusts and estates.  She has practiced in Montana since 1991. Her service concentrations are professional service businesses, real estate developers and investors, manufacturers, estate planning, and trust taxation. Ms. Utterback is a member of the American Institute of CPAs and the Montana Society of CPAs. She graduated from the University of Texas at El Paso with a Bachelor of Business Administration in Accounting. Ms. Utterback’s experience as principal for a Top 100 public accounting firm provides the Board with expertise in financial and enterprise risk management, operational controls and effectiveness, tax strategies and strategic planning.

Corey I. Jensen was formerly the President and Chief Executive Officer of Vision Net Inc., a technology company specializing in providing information technology and communication network support services to businesses, headquartered in Billings, Montana.  He served in a variety of roles with Vision Net since 2000 and retired in 2022. He formerly served on the board of INDATEL Services LLC, a nationwide telecommunications company that provides broadband connectivity to customers in rural and metropolitan areas.  Mr. Jensen is also a member of the board of trustees for Rocky Mountain College. He provides the Board with valuable expertise in the technology industry as well as risk management.

Tanya J. Chemodurow sold her small business – Abatement Contractors of Montana, LLC headquartered in Missoula – in February 2023 and retired as its President , effective February 1, 2024.  Ms. Chemodurow’s experience in overseeing all aspects of environmental remediation and construction projects -- specializing primarily in government contracting, asbestos, lead, mold remediation, and general construction –and her small business experience provides valuable insight to the Board as the Company expands its commercial lending capabilities.

EXECUTIVE OFFICERS

The following is a list of the names and ages of our executive officers not otherwise listed among the directors and director nominees of the Company, all positions and offices held by each person and each person’s principal occupations or employment during the past five years. There are no family relationships between any executive officers and directors.

Name	Age	Position

Rachel R. Amdahl	55	Senior Vice President/Chief Operations Officer.

Dale F. Field	52	Senior Vice President/Chief Credit Officer

Chantelle R. Nash	53	Senior Vice President/Chief Risk Officer and Chief Administrative Officer

Mark A. O’Neill	52	Senior Vice President/Chief Lending Officer

P. Darryl Rensmon	62	Senior Vice President/Chief Operating Officer

Linda M. Chilton	59	Senior Vice President/Chief Retail Officer

Alana M. Binde	56	Senior Vice President/Chief Human Resource Officer

Miranda J. Spaulding	47	Senior Vice President/Chief Financial Officer

Rachel R. Amdahl has served as Senior Vice President/Chief Operations Officer of the Bank since February 2006. Prior to being named the Senior Vice President/Chief Operations Officer, she served as Vice President/Operations since 2000. She joined the Bank in 1987. Ms. Amdahl graduated from the Graduate School of Banking at Colorado in 2012. She is a current member of the General Federation of Women’s Club.

Dale F. Field joined Eagle in 2001 as Vice President/Commercial Lender and was promoted to Vice President/Chief Credit Administration Officer in 2011. He was promoted to Senior Vice President/Chief Credit Officer in July 2014. Mr. Field finished his term in 2023 as a Board Member on the Western Bankers Association, as they transitioned to the California Bankers Association. He has previously served on the Helena Exchange Club board of directors and recently finished nine years as a school board trustee in Clancy, Montana.

Chantelle R. Nash joined Eagle as a Compliance Manager in 2006 and served as Vice President/Compliance Officer since 2010. She was promoted to Senior Vice President/Chief Risk Officer in July 2014 and Senior Vice President/Chief Risk Officer and Chief Administrative Officer in October 2022. Ms. Nash holds a Juris Doctor degree from University of Idaho College of Law in Moscow, Idaho and is a 2019 graduate of the Stonier Graduate School of Banking and Wharton Leadership Program. She is a past President of the Big Sky Chapter of the American Business Women’s Association.

Mark A. O’Neill joined Eagle as the Butte Market President in February 2016. He was formerly with First Citizens Bank and Wells Fargo and served in various lending and management roles. He was promoted to Senior Vice President/Chief Lending Officer in October 2017. Mr. O’Neill holds a Bachelor of Arts degree in Economics from University of Montana in Missoula, Montana. He is a past board member of the Silver Bow Kiwanis and the Butte Local Development Corporation. Mr. O’Neill is a member of Leadership Montana (Class of 2024) and a volunteer for the Montana Chamber’s Prospects.

P. Darryl Rensmon joined Eagle in September 2016 as Vice President/Chief Information Officer and was promoted to Senior Vice President in October 2017. He was promoted to Senior Vice President/Chief Operating Officer in October 2022. He also oversees the strategic direction of the Company’s FinTech and innovation investments and initiatives. He was formerly the Vice President/Chief Information Officer for Morrison-Maierle, Inc. and the President of Morrison-Maierle Systems Corp., which provided customized IT services and consulting to companies across Montana. He holds a Bachelor of Science degree in Information Systems Management from Montana State University-Billings. He is a 2021 graduate of the Stonier Graduate School of Banking and the Wharton Leadership Program.

Linda M. Chilton joined the Bank in September 2014 as Branch Administrator. She was promoted to Vice President in 2018 and Senior Vice President/Chief Retail Officer in January 2020. She oversees the Marketing and Retail departments at the Bank. She has more than three decades of banking experience, holding leadership positions at community-focused financial institutions throughout Montana. Ms. Chilton graduated from the University of Montana with a Bachelor of Science degree in Business Administration.

Alana M. Binde joined the Bank in October 2008 as AVP/Human Resource Officer and served as Vice President/Human Resource Officer since 2013. She was promoted to Senior Vice President/Chief Human Resource Officer in April 2021. She has over 20 years of experience in Human Resource Management working in engineering, health/employee benefit insurance and aeronautics industries. Alana attended Montana State University studying Nutrition. She has achieved the certification of Professional Behavioral Analyst/12 Driving Forces. Alana is committed to supporting many animal rescue organizations throughout Montana.

Miranda J. Spaulding joined the Bank in May 2013 as Financial Reporting Officer. She was promoted to Vice President in 2018 and previously served as the Corporate Financial Director. She was promoted to Senior Vice President/Chief Financial Officer in April 2022. She has more than 20 years of experience in financial reporting for public companies. She holds a Bachelor of Science degree in Business, and a Master of Professional Accountancy degree from Montana State University. She is a certified public accountant and a member of the Montana Society of CPAs, as well as the American Institute of CPAs. Ms. Spaulding serves on the Steering Committee for Intermountain’s Festival of Trees in Helena.

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table provides information concerning compensation paid to or earned by our Chief Executive Officer, and the two other most highly compensated executive officers of Eagle for the year ended December 31, 2023 whose total compensation exceeded $100,000 (the “named executive officers”).

2023 Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Laura F. Clark	2023	$380,000	$75,870	$86,700	100,298	642,868
President/Chief Executive Officer	2022	300,000	--	71,000	94,998	465,998

Dale F. Field	2023	245,500	24,499	39,600	69,513	379,112
Senior Vice President/ Chief Credit Officer	2022	236,000	--	38,500	62,841	337,341

Miranda J. Spaulding	2023	236,500	23,606	47,000	84,991	392,097
Senior Vice President/ Chief Financial Officer

(1)

The values in this column represent the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718. We do not include any impact of expected forfeitures related to service-based vesting in these calculations. Each of these amounts reflects our expected aggregate accounting expense for these awards as of the grant date and do not necessarily correspond to the actual values that will be expensed by us or realized by the named executive officers.

(2)	These amounts represent the amounts earned under our cash incentive program. See below for a description of the cash incentive program.
(3)	All other compensation for 2023 includes the following:

Name	401(k) Company Match	Life and Medical Insurance	Profit Sharing Contribution	Salary Continuation Agreement Benefit	ESOP	Total
Laura F. Clark	$6,600	$10,067	$19,992	$61,696	$1,943	$100,298
Dale F. Field	5,654	12,211	16,209	33,496	1,943	69,513
Miranda J. Spaulding	5,613	9,681	16,042	51,712	1,943	84,991

Employment Agreements. Eagle entered into an Employment Agreement, effective May 25, 2023, with Laura F. Clark, as its President and Chief Executive Officer. The Employment Agreement has a three-year term and renews annually for an additional year on May 25 unless the Board of Directors or Ms. Clark acts to prevent renewal at least sixty days before May 25. The Employment Agreement provides for an annual base salary of $372,000 per year, which could be increased from time to time (but not reduced –$380,000 for 2023). Under the Employment Agreement, Ms. Clark generally is entitled to participate in all employee benefit plans including, but not limited to, retirement plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees.

The Employment Agreement provides that if Ms. Clark’s employment was terminated for any reason other than for cause, or if Ms. Clark terminated her employment for good reason within the meaning of Internal Revenue Code Section 409A, she was entitled to receive her base salary for a period of twelve months.

The Employment Agreement contains provisions requiring non-disclosure of confidential information regarding the business and activities of the Bank and contained provisions restricting Ms. Clark’s ability to compete with the Bank for a one-year period after termination of her employment.

The Employment Agreement provides that Ms. Clark is entitled to compensation if a change in control occurred during the term of the agreement. For purposes of the Employment Agreement, the term change in control is defined as it is defined in Internal Revenue Code Section 409A and implementing rules. Calculated as three times the executive’s salary plus the executive’s cash bonus and cash incentive compensation, the lump-sum benefit is payable upon change in control. The agreement also provides continued health and dental insurance coverage for the remaining contract term and legal fee reimbursement if the Employment Agreement was challenged after a change in control.

Non-Contributory Profit Sharing Plan. Neither Eagle nor the Bank has a pension plan for employees. Instead, the Bank has established a non-contributory profit sharing plan for eligible employees who have completed one year of service with Opportunity Bank. The non-contributory plan enables Opportunity Bank to contribute up to 15% of qualified salaries each year. For the year ended December 31, 2023, 4% was contributed. The percentage amount of the contribution is determined by the board of directors each year and is based primarily on profitability for the past year. For the year ended December 31, 2023, the Board authorized profit sharing contributions to Ms. Clark of $19,992, to Mr. Field of $16,209 and to Ms. Spaulding of $16,042.

The Non-Contributory Profit Sharing Plan also allows employees to make contributions to a tax-qualified defined contribution savings plan or an employee owned 401(k) plan. Employees can contribute a portion of their salaries, (up to a maximum of $22,500 for 2023 for employees under age 50. Those 50 and older may contribute up to $30,000), to a 401(k) plan. Eagle’s Board has the authority to match up to a maximum of 50% of an employee’s contribution provided that the matching amount does not exceed 2% of such employee compensation. For the year ended December 31, 2023, the Bank contributed $6,600, $5,654 and $5,613 to each of Ms. Clark’s, Mr. Field’s and Ms. Spaulding’s 401(k) programs, respectively.

Salary Continuation Agreements. Another benefit offered by the Bank is a program to increase overall retirement benefits for employees to levels which more closely approximate those in comparable businesses. The Bank consulted with independent compensation consultants and developed a plan to supplement retirement benefits. The plan Opportunity Bank adopted covers Ms. Clark, as well as its executive officers, including Mr. Field and Ms. Spaulding. Benefit levels were reviewed by the compensation committee in 2021 and suggested changes were approved by the Board and adjusted in 2021. New entrants have their plans reviewed by the compensation committee and approved by the full Board of Directors. This nonqualified retirement plan is designated the Opportunity Bank of Montana Salary Continuation Agreement (the “Salary Continuation Agreement”). Under the Salary Continuation Agreement, each participant receives a fixed retirement benefit based on his or her years of service with Opportunity Bank. The Bank maintains insurance policies whose proceeds will reimburse the Bank for the payment of benefits under this plan. The annual retirement benefit is payable in monthly installments for the officer’s lifetime upon employment termination after attaining the normal retirement age of 65. The Salary Continuation Agreements also provide for partial payments in the event of early retirement, death or disability. The reduced benefit amounts in the event of an executive’s early retirement, death, or disability are calculated based on the liability accrual balance existing when employment termination occurs. Opportunity Bank of Montana recognizes nonqualified deferred compensation expense to maintain the plan. For the year ended December 31, 2023, nonqualified deferred compensation expense to maintain the plan was $625,120.

On September 21, 2020, the Bank entered into an amendment with Ms. Clark, current President and Chief Executive Officer, that increased her defined retirement benefit. The amendment to the Salary Continuation Agreement with Laura F. Clark increased the annual benefit to be received by Ms. Clark upon attaining age 65 from $11,000 to $12,872. In addition, the amendment increased the annual benefit based on the amounts shown below:

Executive’s Age at Separation from Service	Annual Benefit
66	$16,766
67	21,398
68 or later	26,500

On August 20, 2021, the Bank entered into an amendment with Mr. Field that increased his defined retirement benefit. The amendment to the Salary Continuation Agreement with Dale F. Field, Senior Vice President/Chief Credit Officer, increases the annual benefit to be received by Mr. Field upon attaining age 65 from $61,500 to $70,000.

On October 1, 2022, the Bank entered into a Salary Continuation Agreement with Ms. Spaulding. The Salary Continuation Agreement with Ms. Spaulding, Senior Vice President/Chief Financial Officer, provides for an annual payment for life of $95,000 after attaining the normal retirement age of 65.

Split-Dollar Benefit Plan. The Bank has entered into agreements with six insurance companies for the purpose of establishing a split-dollar benefit plan. The Bank had life insurance policies for 23 officers of the Bank, including nine of the Bank’s executive officers as of December 31, 2023. The plan provides for the officers to receive life insurance benefits ranging from $50,000 to $75,000, provided they meet the eligibility requirements of the plan. The remainder of the life insurance benefits accrues to the Bank.

Cash Incentive Program. The Bank also maintains a cash incentive program (“Incentive Program”) for all eligible employees. The Incentive Program is based on performance measures tied to the employee’s job description. For the Chief Executive Officer and the other executive officers, the majority of the performance measurement is tied to the after-tax net profitability of Opportunity Bank and also its efficiency ratio. These measures are included in all officer and employee performance measures, but to a lesser degree than the executive officer, and include job specific factors. The Bank has implemented recommendations from Pearl Meyer and Partners, LLC for individual performance measures combined with Bank wide financial metrics to set target incentive amounts for officers and employees, while also comparing them to peer averages. The Board of Directors has final authority in providing incentives. During the year ended December 31, 2023, Opportunity Bank paid total incentives of $1,106,765. For that period, Ms. Clark’s incentive was $86,700, Mr. Field’s was $39,600 and Ms. Spaulding’s was $47,000.

Employee Stock Ownership Plan. In connection with its reorganization to the mutual holding company form of organization, the Bank established the ESOP for employees age 21 or older who have at least one year of credited service with the Bank. Additional shares were purchased in the second step stock offering completed in April 2010. Shares were also recently purchased in June 2021 subsequent to an issuer tender offer by the Company.

As of December 31, 2023, the ESOP held 191,922 shares of common stock that have not been allocated to Plan participants. These shares were purchased by the ESOP in June 2021. Shares of common stock purchased by the ESOP were funded through loans from Eagle. Shares purchased in the second step offering by the ESOP were allocated to participants’ accounts over 12 years. Shares purchased in June 2021 will be allocated to participants’ accounts over 10 years. As of December 31, 2023, the Plan maintains 240,266 shares that have been allocated to Plan participants. A total of 432,188 shares are held in the Plan.

The ESOP is administered by the ESOP Committee of the Bank. The ESOP trustee must vote all allocated shares held by the ESOP in accordance with the instructions of participating employees. Unallocated shares will be voted by the ESOP trustee.

GAAP requires that any third party borrowing by the ESOP be reflected as a liability on Eagle’s statement of financial condition. Since the ESOP borrowed from Eagle, such obligation is eliminated in consolidation. However, the cost of unallocated shares is treated as a reduction of stockholders’ equity.

Contributions to the ESOP and shares released from the suspense account are allocated among ESOP participants on the basis of participants’ compensation as it relates to total participant compensation. Employees are fully vested upon completion of six years of service. Benefits may be payable upon retirement, early retirement, disability, death or separation from service.

The ESOP is subject to the requirements of ERISA and regulations of the IRS and the United States Department of Labor.

2011 Stock Incentive Plan. The 2011 Stock Incentive Plan, or Plan, was approved by the stockholders on October 20, 2011. The Plan was amended when approved by the stockholders on April 23, 2015, April 20, 2017, April 23, 2020 and April 21, 2022. Under the Plan, awards of Eagle’s common stock may be made to eligible directors, officers and employees. The maximum number of shares available to be awarded is 639,998. Awards available under the Plan include stock options (which includes non-qualified stock options and incentive stock options) and restricted stock. Any shares delivered pursuant to an award may consist, in whole or in part, of authorized but unissued shares or of treasury shares. No stock options have been awarded to date under the Plan. Further, no more than 246,427 shares may be available for awards granted in the form of options. If any shares covered by an award granted under the Plan, or to which such an award relates, are forfeited, or if an award otherwise terminates without the delivery of shares or of other consideration, then the shares covered by such award, or to which such award relates, or the number of shares otherwise counted against the aggregate number of shares available under the Plan with respect to such award, to the extent of any such forfeiture or termination, will again be available for granting awards under the Plan.

The purposes of the Plan are to encourage directors, officers and employees of Eagle to acquire a proprietary interest in the growth and performance of the Company, to create an increased incentive to contribute to the Company’s future success and performance, thus enhancing the value of the Company for the benefit of its stockholders, and to enhance the ability of the Company and its affiliates to attract and retain highly qualified individuals upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

Outstanding Equity Awards at December 31, 2023
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)

Laura F. Clark	12,977(3)	$205,223
Dale F. Field	2,085(4)	32,922
Miranda J. Spaulding	7,689(5)	121,409

(1)	Restricted stock vests over a three or five-year period depending on grant date.
(2)	Based on the December 31, 2023, closing share price of $15.79 per share.
(3)	2,180 shares vest each November 1st in 2024, 2025 and 2026. An additional 6,457 shares were granted November 1, 2023 and vest ratably over a three-year period through November 1, 2026.
(4)	Shares were granted November 1, 2023 and vest ratably over a three-year period through November 1, 2026.
(5)

400 shares vest November 1, 2024. 1,760 shares vest each November 1st in 2024, 2025 and 2026. An additional 2,009 shares were granted November 1, 2023 and vest ratably over a three-year period through November 1, 2026.

Clawback Policy. The Company has adopted a clawback policy which provides for recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under federal securities law. This includes any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Pay Versus Performance Table. As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last two completed calendar years. In determining the “compensation actually paid” to our Named Executive Officers (“NEOs”), we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. The table below summarizes compensation values both previously reported in our Summary Compensation Table, as well as the adjusted values required in this section for 2021, 2022 and 2023 calendar years.

Pay Versus Performance Table
Year	Summary Compensation Table Total for CEO(1)	Compensation Actually Paid for CEO(2)	Average Summary Compensation Table Total for Other NEOs(1)	Average Compensation Actually Paid for Other NEOs(2)	Value of $100 Initial Fixed Investment Based on Total Shareholder Return (“TSR”)	Net Income (In Millions)
2023	$642,868	$656,963	$385,605	$388,081	$78	$10.06
2022	1,005,097	1,005,097	401,670	367,369	80	10.70
2021	815,518	815,518	465,746	468,035	110	14.42

(1)

The CEO for 2023 is Laura F. Clark. The CEO for both 2022 and 2021 was Peter J. Johnson. Other named executive officers for 2023 include Dale F. Field, Senior Vice President/Chief Credit Officer and Miranda J. Spaulding, Senior Vice President/Chief Financial Officer. Other named executive officers for both 2022 and 2021 include Laura F. Clark, President, and Dale F. Field, Senior Vice President/Chief Credit Officer.

(2)

SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine “compensation actually paid” as reported in the Pay versus Performance Table. “Compensation actually paid” does not necessarily represent cash and/or equity value transferred to the applicable Named Executive Officer without restriction, but rather is a value calculated under applicable SEC rules. In general, “compensation actually paid” is calculated as Summary Compensation Table total compensation adjusted to include the fair market value of equity awards as of December 31 of the applicable year or, if earlier, the vesting date (rather than the grant date). Named Executive Officers do not participate in a defined benefit plan so no adjustment for pension benefits is included in the table below. Similarly, no adjustment is made for dividends as dividends are not paid on unvested stock awards. The following table details these adjustments:

Year	Executive(s)	Summary Compensation Table Total ($)	Subtract Stock Awards ($)	Add Year- End Equity Value ($)	Add (Subtract) Change in Value of Prior Equity Awards ($)	Add (Subtract) Change in Value of Vested Equity Awards ($)	Subtract Value of Equity Awards that Failed to Meet Vesting Conditions ($)	Compensation Actually Paid ($)
2023	CEO	$642,868	$(75,870)	$101,956	$(2,419)	$(9,572)	$--	$656,963
	Other NEOs	385,605	(24,053)	32,323	(1,051)	(4,743)	--	388,081

2022	CEO	1,005,097	--	--	--	--	--	$1,005,097
	Other NEOs	401,670	--	--	(29,736)	(4,565)	--	367,369

2021	CEO	815,518	--	--	--	--	--	815,518
	Other NEOs	465,746	(122,952)	125,241	--	--	--	468,035

Relationship Between “Compensation Actually Paid” and Performance Measures. The charts below show, for the past three years, the relationship between the CEO and non-CEO “compensation actually paid” and (i) the Company’s TSR; and (ii) the Company’s net income.

Equity Compensation Plan Information

The following table provides information as of December 31, 2023, about our common stock that may be issued upon the exercise of options, warrants and rights and information regarding the number of securities available for future issuance under our current equity compensation plans, under which there are no outstanding options, warrants or rights.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in First Column)
Equity Compensation Plans Approved by Security Holders	--	N/A	246,427
Equity Compensation Plans Not Approved by Security Holders	--	N/A	--
Total	--	N/A	246,427

Change of Control Agreements

Eagle has entered into Change of Control Agreements with its executive officers other than the Chief Executive Officer. The Change in Control Agreements provide a double trigger benefit equal to the sum of the executive’s annual salary and incentive bonus for the most recently completed year. The benefits are payable in the event that four months prior to, in connection with or within 18 months after a change in control the executive’s employment is terminated without cause or if the executive resigns for good reason. The Change in Control Agreements are for two years, renewing automatically for successive one-year periods unless Eagle or the executive provide written notice of nonrenewal 60 days before the contract anniversary date. If the officer timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Bank will pay the executive’s monthly COBRA premium paid for himself/herself and his/her dependents for all applicable group health plan benefits until the earliest of (i) the expiration of twelve months of coverage, (ii) the date the executive is no longer eligible to receive COBRA continuation coverage, and (iii) the date on which the executive receives or becomes eligible to receive substantially similar coverage from another employer or other source.

Assuming these agreements were in effect and all of the above-named officers had been terminated in connection with a change of control as of December 31, 2023, the officers would receive aggregate severance payments of approximately $1,927,986 based upon their current level of salary and incentive, plus 12 months of benefits coverage.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has determined to appoint Moss Adams LLP (Moss Adams) to act as independent registered public accounting firm for the fiscal year ending December 31, 2024. Neither Eagle’s Bylaws nor other governing documents or law require stockholder ratification of the appointment of Moss Adams as Eagle’s independent registered public accounting firm. However, Eagle is submitting the appointment of Moss Adams to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accounting firms at any time if they determine that such a change would be in the best interest of Eagle and its stockholders.

A representative of Moss Adams will participate in the Annual Meeting and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Audit Fees, Audit-Related Fees, Tax Fees, All Other Fees and Auditor Independence

Eagle incurred expenses related to services provided by its independent registered public accounting firm Moss Adams as follows:

	Years Ended December 31,
	2023	2022
Audit Fees(1)	$481,850	$342,500
Audit-Related Fees(2)	7,175	--
Tax Fees(3)	26,100	21,000
Total	$515,125	$363,500

(1)

These amounts relate to the annual audit of our consolidated financial statements included in our Annual Reports on Form 10-K, quarterly reviews of interim financial statements included in our Quarterly Reports on Form 10-Q, services normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements for the indicated fiscal year, statutory audits of certain of our subsidiaries, and services related to filings under the Securities Act of 1933 and the Securities Exchange Act of 1934.

(2)	Audit-Related Fees refers to fees billed for assurance and related services that are reasonably related to the performance of the audit or review of financial statements other than audit fees.
(3)	These amounts consist of fees for tax compliance services, preparation of federal and state income tax returns, tax payment and planning advice.

The Audit Committee has concluded that the providing of non-audit services did not adversely impact the independence of Moss Adams. The Audit Committee is not authorized to approve any non-audit service engagement where the provision of such service by the independent accountants is prohibited by applicable law, the regulations of the SEC or the Nasdaq Marketplace Rules. The Audit Committee charter requires advance approval by the Audit Committee of all audit, audit-related, tax and all other services performed by the independent registered public accounting firm. During 2023 and 2022, the Audit Committee pre-approved all audit services, non-audit services, audit-related services and tax services performed by Moss Adams LLP on behalf of the Company. In approving any non-audit services, the Audit Committee considered whether the provision of such services would be compatible with maintaining the independence of Moss Adams LLP.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the year ended December 31, 2023. The information contained in this report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation of this proxy statement by reference.

The primary role of the Audit Committee, as more fully described in its charter, is to assist the Board of Directors in its oversight of our corporate accounting and financial reporting process and to interact directly with and evaluate the performance of our independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. Our independent registered public accounting firm, Moss Adams, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or PCAOB. In the performance of its oversight function, the Audit Committee has taken the following actions:

●	Reviewed and discussed Eagle’s audited financial statements for the 2023 fiscal year with the management of Eagle and the independent registered public accounting firm.

●

Discussed with Eagle’s independent registered public accounting firm the matters required to be discussed by applicable requirements of the PCAOB, regarding the independent registered public accounting firm’s communications with the Audit Committee.

●

Received written disclosures and the letter from its independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed the independent registered public accounting firm’s independence.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in Eagle’s Annual Report on Form 10-K for the year ended December 31, 2023, to be filed with the SEC.

Members of the Audit Committee: Maureen J. Rude, Chair Cynthia A. Utterback Corey I. Jensen

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS EAGLE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024 UNDER THIS PROPOSAL 2.

PROPOSAL 3 – ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Our Board of Directors proposes that stockholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the SEC’s rules (commonly known as “say-on-pay” proposal). We recognize the interest our stockholders have in the compensation of our executives, and we are providing this advisory proposal in recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 also known as “the Dodd-Frank Act.”

Our named executive officer compensation program is designed to attract, motivate, and retain our named executive officers, while ensuring alignment of their interests with stockholders’ interests. Our named executive officers are critical to our success, and our compensation program is designed to reward them for their service to the Company, the achievement of specific performance goals, and the realization of increased stockholder value. The Compensation Committee reviews the compensation programs for our named executive officers, at least annually, to ensure the fulfillment of our compensation philosophy and goals. The Compensation Committee and the Board believe that its policies and procedures are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to the Company’s recent and long-term success. At our 2023 Annual Meeting of Stockholders, approximately 95.0% of the votes cast by our stockholders approved the compensation in the 2023 proxy statement of our named executive officers.

Please read the summary compensation table and other related compensation tables and narratives, beginning on page 18, which provide detailed information on the compensation of our executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the other related compensation tables and narrative disclosure, is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. However, we value the opinion of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

The Bank has followed the policy of offering residential mortgage loans for the financing of personal residences and consumer loans to its officers, directors and employees. Loans are made in the ordinary course of business. Except for consumer loans to officers and employees, but not directors, with an interest rate one percent below the Bank prevailing rate, these loans are also made on substantially the same terms and conditions, including interest rate and collateral, as those of comparable transactions prevailing at the time with persons not related to the Bank. These loans do not include more than the normal risk of collectability or present other unfavorable features. As of December 31, 2023, the aggregate principal balance of loans outstanding to all directors, executive officers and immediate family members of such individuals, and companies in which they are principals was approximately $2,593,139. No executive officer has had a consumer loan outstanding in excess of $120,000 since January 1, 2022 and none are currently contemplated.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors of Eagle knows of no other matters than those described herein to be brought before the Annual Meeting other than procedural matters incident to the conduct of the Annual Meeting. If further business is properly presented, the proxy holders will vote proxies, as determined by a majority of the Board of Directors.

HOUSEHOLDING

Company stockholders who share an address may receive only one copy of this proxy statement and the Annual Report from their bank, broker or other nominee, unless contrary instructions are received. We will deliver promptly a separate copy of this proxy statement and Annual Report to any stockholder who resides at a shared address and to which a single copy of the documents was delivered, if the stockholder makes a request by contacting our Corporate Secretary at P.O. Box 4999, Helena, Montana 59604, or by telephone at (406) 442-3080. If you wish to receive separate copies of this proxy statement and the Annual Report in the future, or if you are receiving multiple copies and would like to receive a single copy for your household, you should contact your broker, bank or other nominee. Registered stockholders sharing the same address and receiving multiple copies of Annual Reports or proxy statements may request the delivery of a single copy by writing or calling the Corporate Secretary.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Any stockholder proposal intended for inclusion in Eagle’s Proxy Statement and form of proxy related to Eagle’s April 2025 Annual Meeting of stockholders must be received by Eagle by November 14, 2024, pursuant to the proxy solicitation regulations of the Securities and Exchange Commission. Nothing in this paragraph shall be deemed to require Eagle to include in its Proxy Statement and form of proxy any stockholder proposal which does not meet the requirements of the Securities and Exchange Commission in effect at that time.

Eagle’s bylaws provide that in order for a stockholder to make nominations for the election of directors, a stockholder must deliver notice in writing of such nominations to the Secretary (1) not later than 60 days in advance of the first anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is within 30 days of the anniversary of the previous year’s annual meeting; and (2) with respect to any other annual meeting of stockholders, not later than the close of business on the seventh day following the date of public announcement of such meeting. If the stockholder does not also comply with the requirements of Rule 14a-4(c) under the Exchange Act, Eagle may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal. The notice of nominations for election of directors must set forth certain information regarding each nominee for election as a director, including such person’s written consent to being named as a nominee and to serving as a director, if elected, and certain information regarding the stockholder giving such notice.

If a determination is made that an additional candidate is needed for the board, the Nominating Committee will consider candidates properly submitted by Eagle’s stockholders. Stockholders can submit the names of qualified candidates for director by writing to the Corporate Secretary at Eagle Bancorp Montana, Inc., P.O. Box 4999, Helena, Montana 59604. The Corporate Secretary must receive a submission not later than 60 days in advance of the first anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is within 30 days of the anniversary of the previous year’s annual meeting. A stockholder’s submission must be in writing and include the following information:

●	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

●

a representation that the stockholder is a holder of record of Eagle’s stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice;

●

whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such stockholder or any of its affiliates with respect to any share of Eagle’s stock;

●

a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

●

such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board; and

●	the consent of each nominee to serve as a director of Eagle if so elected.

In addition, the stockholder making such nomination shall promptly provide any other information reasonably requested by Eagle. Stockholder submissions that are received and that meet the criteria outlined above will be forwarded to the Chair of the Nominating Committee for further review and consideration.

Whether or not you intend to attend the Annual Meeting, you are urged to return your proxy card promptly. If you are then present at the Annual Meeting and wish to vote your shares in person, your original proxy may be revoked by voting at the Annual Meeting. However, if you are a stockholder whose shares are not registered in your own name, you will need to obtain a proxy from your brokerage firm, bank, dealer or other organization that holds your shares in order to be able to vote at the Annual Meeting.

EAGLE BANCORP
MONTANA, INC.

VOTE

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2024 Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommends a vote FOR all the nominees listed below and FOR Proposals 2 and 3.

1. Election of four directors for the terms noted below:

01 - Kenneth M. Walsh (three-year term)
02 - Shavon R. Cape (three-year term)
03 - Thomas J. McCarvel (three-year term)
04 - Laura F. Clark (three-year term)

☐ **Mark here to vote FOR all nominees**

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☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

Proposal	For	Against	Abstain
2. Ratification of appointment of Moss Adams LLP as Eagle Bancorp Montana, Inc.'s independent registered public accounting firm for fiscal year ending December 31, 2024.	☐	☐	☐
3. Advisory vote on named executive officer compensation as disclosed in the proxy statement	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

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Eagle Bancorp Montana, Inc.

Notice of 2024 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — April 18 2024

The undersigned being a shareholder of Eagle Bancorp Montana, Inc. hereby appoints Maureen J. Rude and Rick F. Hays, or each of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders to be held at Opportunity Bank of Montana, 1400 Prospect Avenue, Helena, MT 59601 at 11:00 a.m., Mountain Time, on April 18, 2024, and any adjournments thereof. The undersigned shareholder hereby revokes any proxy or proxies heretofore given.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR Items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

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